MANUFACTURE, SUPPLY, DISTRIBUTION AND LICENSING AGREEMENT

This Manufacture and Supply, Distribution And Licensing Agreement ("this **Agreement**") as of September 17, 2010 ("the **Effective Date**") between,

Parties:

Revolutions Medical Corporation, a corporation organized and existing under the laws of the State of Nevada, United States of America, that has its principal place of business at 678 Marina Drive, 3rd Floor, Charleston, South Carolina, 29492, United States of America ("**RMC**");

and

Medical Investment Group Inc., a corporation organized and existing under the laws of the State of Massachusetts, having its principal place of business at 9 Meriam Street, Lexington, Massachusetts, 02430 United States of America ("**MIG**").

Recitals:

Whereas, **RMC** develops and markets goods for the medical field intended for both diagnostic and therapeutic applications, ("the **Product**"); has the rights and expertise to make, have made, use, sell and have sold the **Product** as encompassed by certain **Licensed Patents** and other **Intellectual Property;** and desires a formal agreement with **MIG** for **MIG** to manufacture, supply and, under certain contingencies and conditions, sell the **Product**; and

Whereas, **MIG** has the capacity and access to the facilities to manufacture and supply the **Product**, and desires to reach formal agreement with **RMC** for **MIG** to manufacture, supply and, under certain contingencies and conditions specified herein, sell the **Product**; and

Whereas, on September 2, 2010 **RMC** and **MIG** ("the **Parties**") entered into a letter in the nature of a "Memorandum of Understanding" ("the **MOU**") setting forth their mutual intentions to enter into a formal agreement for this relationship aforementioned; and

Whereas RMC and **MIG** enter into this **Agreement** in furtherance of and to carry out their intentions under the **MOU**;

Now therefore, in consideration of the premises above-recited and the representations, warranties, covenants, terms, conditions and agreements set forth in this **Agreement**, and for consideration that the **Parties** acknowledge is sufficient, **RMC** and **MIG** agree to the following terms and conditions for the performance of this **Agreement**.

I. General Matters, Scope, Interpretation and Definitions

A. General Scope, Term and Time of Essence

1. General Scope.

The general scope of this **Agreement** is to express the terms which shall, during the term hereof, apply to all transactions for the manufacturing, supply and sale by **MIG**, and the licensing of the manufacture, purchase and use by **RMC**, of **Product**

2. Term and Termination of Agreement.

a. Initial term and renewal.

The term of this **Agreement** shall commence as of the **Effective Date**, and unless otherwise terminated earlier pursuant this **Agreement**, this **Agreement** shall continue for an initial term of exactly five (5) years from the **Effective Date** and shall be automatically renewed for successive renewal terms of exactly one (1) year each, commencing upon expiration of the preceding term. Unless otherwise provided for in this **Agreement**, the term of this **Agreement** shall include all renewal periods.

b. Termination.

In addition to termination by non-renewal provided for in the foregoing paragraph, this **Agreement** may be terminated upon **Notice** of the **Party** so entitled given to the other **Party** under the following circumstances: (I) either **Party** may terminate this **Agreement** if the other materially breaches this **Agreement** and fails to cure the breach within thirty (30) days of **Notice** of breach; (ii) either **Party** may terminate this **Agreement** if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, or comparable proceeding or if any such proceeding is instituted against a **Party** and not dismissed within ninety (90) days of **Notice**; (iii) either **Party** may terminate this **Agreement** if the other has made an assignment or attempted assignment in violation of this **Agreement**; (iv) if there has been, as a result of any **Force Majeure Condition**, a suspension of one **Party**'s performance under this **Agreement** for more than ninety (90) days the other **Party** may terminate this **Agreement** ; or (v) there is otherwise a provision in this **Agreement** providing for termination of this **Agreement**. **RMC** may, by giving **Notice** to **MIG**, terminate this **Agreement** if **MIG** is unable or unwilling to supply or distribute **Product** as provided for in this **Agreement**.

2. Remedies Survive.

Termination of this **Agreement** shall not limit either **Party** from pursuit of other remedies available to it, including injunctive relief, nor shall termination relieve **MIG** of its obligation immediately to deliver to **RMC** any of the **Product** owned by **RMC** under any

purchase order or invoice, minus any amounts paid or payments, deposits and installments made by **RMC**, or in transit, prior to the date of termination.

3. License Expiration.

Upon the expiration or termination of this **Agreement** for any reason, all licenses granted under this **Agreement** shall be revoked as of the date of expiration or termination. Nothing in this section shall be construed to prohibit **RMC** from using, selling, offering for sale, importing or exporting **Product** supplied under the terms of this **Agreement** prior to any expiration or termination or to prohibit **MIG** from selling, offering for sale, importing or exporting **Product** as distributor under this **Agreement**.

3. Time of Essence.

Time is of the essence of this **Agreement**.

B. Construction, Interpretation and Definitions.

The following provisions set forth principles for interpreting and construing this **Agreement**, together with definitions of certain words, phrases and concepts, unless the context otherwise dictates.

1. Headings Not Contractually Significant.

The headings, subheadings, rubrics and other such features in this **Agreement** are for reference only and are not to be construed to be a part of this **Agreement**.

2. Order of Presentation Not Contractually Significant.

The order of the headings, subheadings, rubrics and other such features of this **Agreement** has no significance beyond that appropriate for syntactical understanding.

3. Interpretation or Presumption.

The **Parties** represent that each actively participated in negotiating and finalizing this **Agreement** with assistance of their respective legal counsel and waive any doctrine providing that ambiguity or other lack of clarity in this **Agreement** is to be construed against the **Party** responsible for its drafting.

4. Severability of Provisions.

Any declaration that a part of this **Agreement** is invalid, illegal or unenforceable in any respect shall not affect the remaining parts, but the part so declared shall be considered severable from the rest of this **Agreement**.

5. Singular and Plural Usage.

Unless the context requires otherwise, use of the singular form is deemed to include the plural and *vice versa*.

6. Gender Usage.

Unless the context requires otherwise, the use herein of any gender is deemed to include every gender.

7. Reference to Person.

Unless the context requires otherwise, references herein to "person" are deemed to include a natural person, company, firm, partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, Regulatory Authority, corporation, trust, organization, governmental entity, subdivision, department or agency, and any other body or entity whether or not having separate legal existence.

8. Party Restraint and Limitation.

Any provision of this **Agreement** that places a restraint or limitation upon a **Party** applies with equal force to such **Party**'s direct and indirect activity or course of activities, and includes, without limitation, that undertaken by, through or with participation of the **Party's Affiliates**, agents, servants, partners, ventures, contractors, subcontractors and to any persons acting on behalf of or in league with such **Party**.

9. Restriction of Assignment.

This **Agreement** shall not be assigned or transferred by either **Party** without the other's prior written consent, and any attempted assignment or transfer without written consent shall be void and of no effect, provided however that **RMC** may assign this **Agreement** in connection with the sale of **RMC** or of its rights to **Product**. If consent is given, this **Agreement** shall be binding upon and inure to the benefit of the assigns. All rights and obligations of the **Parties** pursuant to this **Agreement** shall inure to the benefit of and shall be binding upon their successors and assigns.

10. Choice of Law and Dispute Resolution.

(a). Choice of Governing Law.

This **Agreement** shall be construed and governed by the substantive laws of the State of South Carolina, USA (without regard to doctrines relating to conflicts of laws that may otherwise apply).

(b). **Dispute Resolution**.

(I). **Initial Steps to Dispute Resolution**.

Without prejudice to their respective positions thereupon, the **Parties** agree first to try in **Good Faith** to reach amicable resolution of all disputes about interpretation of this **Agreement** or any **Party**'s performance under this **Agreement**. If the **Parties** cannot resolve such dispute, then, without prejudice to their respective positions thereupon, upon **Notice** summarizing the matters in dispute, given by either **Party** to the other, within thirty (30) calendar days of the receipt of **Notice** by the receiving **Party**, the Chief Executive Officer, or other high level officer of each **Party**, having authority to negotiate and strike a full settlement, shall meet and engage in **Good Faith** negotiations to attempt to resolve the dispute. If any dispute goes unresolved after following the foregoing procedure, and as the exclusive remedy to resolve disputes not so settled, the **Parties** agree that the resolution of such dispute shall be by final and binding arbitration as provided for in Part I.B.10.(b).(ii) of this **Agreement**, as supplemented by Part I.B.10.(b).(iii). of this **Agreement**, with the understanding that the phrases "this contract" and "the present contract" in Part I.B.10.(b).(ii). of this **Agreement** shall be interpreted to mean this **Agreement**, and with the further understanding that the word "party" set forth below in Part I.B.10.(b).(ii). of this **Agreement** shall be interpreted to mean **Party**.

(ii). **Arbitration under AAA**.

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the American Arbitration Association ("**AAA**") by one or more arbitrators appointed in accordance with the said Rules of Arbitration.

(iii). **Further Rules for Arbitration**.

The Parties further agree that arbitration shall be conducted in the English language under to the "Rules of Arbitration" of the **AAA** in effect on the **Effective Date**, as modified or supplemented by this **Agreement**. Any court of competent jurisdiction may enter judgment upon the award rendered by the arbitrators. The place of arbitration shall be Charleston, South Carolina, United States of America, unless the **Parties** and the arbitrators unanimously agree to another venue. The arbitration panel shall consist of three (3) neutral arbitrators selected by agreement of the **Parties** or, if that is not done within thirty (30) days of the initial demand for arbitration, selected by the **AAA**. At least one arbitrator shall possess professional knowledge of and experience in the regulation of and terms of trade of the medical products industry as ethically conducted. The **Parties** agree that the arbitrators shall not be granted the right to award punitive or exemplary damages against either **Party**. Each **Party** shall bear its own costs, expenses and fees of the arbitration and shall share equally the costs, expenses and fees of the arbitrators, subject to the authority of the arbitrators, in their sole discretion, to award such reasonable costs, expenses and fees to the prevailing **Party**.

11. Cooperation.

The **Parties** shall cooperate with each other on all matters requiring joint action or decision for carrying out this **Agreement**, and shall not unreasonably withhold or delay the granting of consent or approval on all matters requiring consent or approval.

12. Maximize.

The **Parties** agree that they shall cooperate to maximize the amount of business that can be awarded **MIG** under this **Agreement.**

13. Modification.

This **Agreement** (including its attachments and other terms as may be incorporated by reference) may be amended, modified, superseded or cancelled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both **Parties** or, in the case of a waiver, by the **Party** waiving compliance.

14. Waiver.

Failure of either **Party** at any time or times to require performance of any provision hereof shall in no manner affect the right of such **Party** at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any provision of this **Agreement**.

15. Integrated Agreement.

This **Agreement**, together with the **MOU**, contains the entire understanding of the **Parties** with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made except for the **MOU** that is specifically incorporated herein, are expressly merged in and made a part of this **Agreement**. In the event of conflict between this **Agreement** and the **MOU**, this **Agreement** controls. Drafting counsel from **RMC** will submit a declaration attesting that this Agreement properly addresses the points raised in the communication in the **MOU**.

16. Force Majeure.

If either **Party** is prevented from performance of this **Agreement** because of any **Force Majeure Condition**, that **Party**'s performance shall be suspended, provided however that such suspension of performance is limited to the duration of prevention and to the extent of performance actually prevented; provided further that the **Party** who asserts the right to suspend performance gives **Notice** to the other as soon as possible after being affected by a **Force Majeure Condition**, describing in reasonable detail the

Force Majeure Condition, the performance so affected and the extent in which its performance is thereby prevented; and provided further that the **Party** whose obligations hereunder have been suspended promptly and diligently takes reasonable action to relieve the **Force Majeure Condition**, provided that no **Party** is obligated to settle any strike or lockout on terms contrary to its wishes. The **Parties** agree that if, as a result of a **Force Majeure Condition**, a **Party**'s performance is suspended more than 90 days**,** the other **Party** may terminate this **Agreement** as provided for in part I.A.2.b.

17. No Agency Created.

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between the **Parties**. Notwithstanding any of the provisions of this **Agreement**, neither **Party** shall enter into, incur, or represent itself as having authority to enter into, on behalf of the other, any agreement, contract, obligation, commitment, expense, or liability whatsoever, and all agreements, contracts, obligations, commitments, expenses, or liabilities undertaken or incurred by one **Party** in connection with or relating to the performance of this **Agreement** shall be undertaken, incurred or paid exclusively by that **Party**, and not as an agent or representative of the other.

18. No Third Party Beneficiary Contract Created.

Nothing herein contained, shall be deemed to create a third party beneficiary agreement or obligation.

19. Compliance With Anti-Corruption Laws.

No **Party** or its members, employees, representatives, officers, directors, agents, or attorneys shall take any action which would cause either itself or the other **Party** to violate the United States Foreign Corrupt Practices Act of 1977 (as amended), 15 U.S.C. §78 *et seq.* or the anti-corruption laws of any other country that might be applicable to the activities of either **Party** under this **Agreement**. A **Party** shall immediately give **Notice** to the other if it has any information or suspicion that there may be such a violation in connection with performance under this **Agreement**.

20. Payment in US Dollars.

All payment obligations provided for in this **Agreement** shall be in United States Dollars.

21. Definitions.

The following words and phrases, in addition to those defined elsewhere in this **Agreement**, shall have the following meanings unless contextually otherwise indicated.

(a). **Adverse Event**

"**Adverse Event**" means an event or incident contributing to mortality, serious injury, or serious morbidity of a patient, user, or other person; if the event or incident was caused in whole or in part by any of **Product** or inadequacies in labeling, warning or other informational material provided with any of **Product** or **Unit**.

(b). **Affiliate**

"**Affiliate**" means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, such person or entity. For purposes of this definition only, "control," "controlled by" and "under common control with" shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

(c). **Certification of Conformance**

"**Certification of Conformance**" means written certification given by **MIG**, that **Product** it manufactures meets the **Specifications**.

(d). **cGMP**

"**cGMP**" means quality systems and current Good Manufacturing Practices applicable to the manufacture, labeling, packaging, handling, storage, and transport of **Product**, as set forth in the Food, Drug and Cosmetic Act ("**FDCA**"), including any regulations found in Title 21 of the U.S. Code of Federal Regulations, any amendment and update thereto and any other laws, regulations, policies, or guidelines applicable to the manufacture, labeling, packaging, handling, storage, and transport of **Product**, or any equivalents thereof from any governments (or their successors) and any updates thereto, including laws and regulations of the United States Food and Drug Administration ("**FDA**"), the European Union, Japan and Agencia Nacional de Vigilância Sanitária of the Federated Republic of Brazil (also known as the República Federitivo de Brasil) ("**ANVISA**").

(e). **Complaint**

"**Complaint**" means any written, electronic, or verbal communication directed to either **Party** about 1) **Product** or any **Component** thereof or accessory thereto, manufactured or supplied by **MIG** or distributed on behalf of **MIG**, alleging any post-release deficiency concerning the identity, quality, durability, reliability, safety, effectiveness, or performance of **Product** or any **Component** thereof, or 2) about the sufficiency of the

labeling, warning, instructions, packaging or other informational materials supplied in connection with **Product** or any **Component** thereof or accessory thereto, manufactured or supplied by **MIG** or distributed on behalf of **MIG**, alleging any post-release deficiency concerning the identity, quality, durability, reliability, safety, effectiveness, or performance of **Product** or any **Component** thereof.

(f). Component

"**Component**" means the constituent parts and materials of or incorporated in **Product**, and includes labeling, packaging, instructions and other written information to accompany shipment, distribution and sale of **Product**.

(g). Confidential Information

"**Confidential Information**" means information of whatever form that is owned by or subject to the control of a **Party**, the release thereof a **Party** may reasonably restrict or prohibit, when disclosed under a description such as "Proprietary," "Confidential," "Privileged" and/or "Secret" or their equivalents, and includes **Proprietary Information**, but **Confidential Information** shall not include information that becomes generally available other than as from a disclosure by the disclosing **Party**; was available to the receiving **Party** on a non-confidential basis before its disclosure; becomes available to the receiving **Party** on a non-confidential basis from a source other than the disclosing **Party** when the source is entitled to make the disclosure to the best of the receiving **Party**'s knowledge at the time of disclosure; or is independently developed by the receiving **Party** without reference to or use of **Confidential Information**. Information herein designated in this **Agreement** as either **Confidential Information** or **Proprietary Information** is within this definition.

(h). Force Majeure Condition

"**Force Majeure Condition**" means any condition or event that hinders or prevents any **Party** from performing under this **Agreement** that is reasonably beyond the control of such **Party** and is not a result of such **Party**'s fault, such as negligence, error or omission. To illustrate but not limit, examples are: fire; explosion; inclement weather, such as storms; flood; seismic activity, such as earthquake or tremor; geologic conditions, such as volcanic eruption, sinkholes, and landslides; war (declared or undeclared); blockade or quarantine; acts of terrorism; insurrection, riot or other civil disturbance; compliance with order or act of de jure or de facto government, or of any official purporting to act under color of authority of any such government (other than as to **Regulatory Approval** as herein defined); illegality arising from domestic or foreign laws or regulations; custom restriction and acts of God, provided however that breakdown of equipment that is readily repairable or that may be readily replaced in the marketplace, inadequate utilities, labor unrest, lack of funds and similar events shall not be deemed a **Force Majeure Condition**.

(i). **Intellectual Property**

"**Intellectual Property**" with respect to a **Party** means such **Party**'s **Licensed Patents** and all known or hereafter existing (I) copyrights, moral rights, and mask works, (ii) trade secret rights, (iii) designs and other industrial property rights, (iv) trademark and trade name rights, (v) other intellectual and industrial property and proprietary rights, whether arising by operation of law, by contract or license, or otherwise, and (vi) all registrations, applications, renewals, extensions, combinations, divisions or reissues of the same, provided however **RMC**'s right and title to the **Proprietary Tooling** shall not be superior to the possessory interest of **MIG** until **RMC** has paid **MIG** the Pre-production funding as provided for in this **Agreement** and further **MIG** has completed twenty-four (24) months of production of the **Product**, unless the provisions of this **Agreement** relating to default and buyout result in termination of **MIG**'s obligations to produce earlier than twenty-four (24) months. .

(j). **Inventions**

"**Inventions**" with respect to a **Party**, means that **Party**'s **Invention**s, whether patentable or not, patents, patent applications, know-how, technical information, test results, and other intellectual property rights conceived or put to practice solely by said **Party** in the performance of this **Agreement**. "**Joint Inventions**" means inventions, whether patentable or not, patents, patent applications, know-how, technical information, test results, and other intellectual property rights conceived or put to practice jointly by the **Parties** in the performance of this **Agreement**.

(k). **Licensed Patents**

"**Licensed Patents**" means all worldwide patents issued as of the **Effective Date** (including patents issuing or claiming priority from the above patents and patent applications, including non-provisionals, continuations, continuations in part, divisionals, re-examinations, reissues, and foreign counterparts thereof), owned or licensed by **RMC** necessary to develop, use, make, have made, promote, offer for sale, sell, import, export, and otherwise commercialize **Product**.

(l). **Notice**

"Notice" means written communication transmitted by mail, electronic mail, electronic facsimile or personal delivery provided by one **Party** to the other at the most current contact person(s) designated by such **Party** pursuant to this **Agreement**, provided however that no **Notice** shall be given through the regular post unless other means are unavailable, and provided further that the **Party** claiming to have given **Notice** by regular post bears the burden of establishing unavailability of other means of delivery. Attached hereto is a Designation of Contact setting forth name of the contact person(s) for the respective **Parties** and for each such person's address, telephone number(s), telefacsimile number(s) and e-mail address(es). The **Parties** shall have the right from

this time, upon giving **Notice** to the other, to amend and supplement its Designation of Contact.

(m). Product

"**Product**" means RevVac Fixed Needle Safety Syringes in 3 mL size and **Components** thereof. For the purposes of this **Agreement**, **Product** also means such other goods as the **Parties** may hereafter agree upon in writing signed by the **Parties**.

(n). Proprietary Information

"**Proprietary Information**" means information of whatever form, that is owned by or subject to the control of a **Party**, the release thereof a **Party** may reasonably restrict or prohibit, whether or not disclosed or revealed under the descriptions "Proprietary," "Confidential," "Privileged" and/or "Secret" or their equivalents, concerning or related to the other's business practice, strategy, technology, products, production, processes, know-how, designs, drawings, data, formulas, materials, source and object code, methods, samples, research and development, improvements, discoveries, marketing, forecasts, scheduling, purchase orders, specifications, financial information, customer information, supplier information, manufacturing, or other information normally considered to be confidential, and derivatives, improvements and enhancements to any of the above, including those arising, created or developed under this **Agreement**, this **Agreement** itself and its provisions, and information related to **Third Parties**, but **Proprietary Information** shall not include any information that becomes generally available other than as from a disclosure by the disclosing **Party**; was available to the receiving **Party** on a non-confidential basis before its disclosure; becomes available to the receiving **Party** on a non-confidential basis from a source other than the disclosing **Party** when the source is entitled to make the disclosure to the best of the receiving **Party**'s knowledge at the time of disclosure; or is independently developed by the receiving **Party** without reference to or use of **Proprietary Information**. Information designated in this **Agreement** as **Proprietary Information**, **Intellectual Property** and **Inventions**, is within this definition.

(o). Proprietary Tooling

"**Proprietary Tooling**" means the specialized production molds and custom automated assembly apparatuses, the use of which **RMC** licenses to **MIG**, for production of **Product**, as provided for in this **Agreement**, provided however **RMC**'s right and title to the **Proprietary Tooling** shall not be superior to the possessory interest of **MIG** until **RMC** has paid **MIG** the pre-production funding as provided for in this **Agreement** and further **MIG** has completed twenty-four (24) months of production of the **Product**, unless the provisions of this **Agreement** relating to default and buyout result in termination of **MIG**'s obligations to produce earlier than twenty-four (24) months.

(p). **Third Party**

"**Third Party**" means any person other than **RMC**, **MIG** and their respective **Affiliates**.

(q). **Unit**

"**Unit**" means an individual RevVac Safety Syringe, including its **Components**, designed to deliver a single injection.

II. Other Provisions

A. Confidentiality and Proprietary Information.

1. Non-disclosure Proprietary Information.

Each **Party** shall securely maintain all **Proprietary Information** in trust and confidence and shall not disclose any **Proprietary Information** to any **Third Party** or use any **Proprietary Information** for any unauthorized purpose, provided however that nothing in this **Agreement** shall be construed to prevent **RMC** from disclosing, on an as needed basis, **Proprietary Information**. Each **Party** may use such **Proprietary Information** only to the extent required to accomplish the purposes of this **Agreement**. **Proprietary Information** shall not be reproduced in any form except as required to carry out this **Agreement**.

2. Ownership of Proprietary Information.

All **Proprietary Information** shall remain the property of the disclosing **Party** and all records in which it is contained shall be returned promptly to the disclosing **Party** after the receiving **Party**'s need for it expires or upon request of the disclosing **Party**, no later than at termination of this **Agreement**. Expungement by secure destruction of a record or memorandum containing **Proprietary Information** shall be sufficient if deemed in writing to be acceptable to the disclosing **Party**.

3. Survivability of Duty of Non-Disclosure.

The termination of this **Agreement** shall not relieve either **Party** of obligations of this **Agreement** with respect to **Confidential Information**. The **Parties** shall hold the other's **Confidential Information** lawfully remaining in such **Party**'s possession at termination of this **Agreement**, confidential for a period of five (5) years after the date of last disclosure or five (5) years after the termination of this **Agreement**, whichever occurs earlier. Nothing in this or any other section of the **Agreement** shall be construed to relieve a **Party** from its duties limiting ownership, disclosure, use and possession of the other's **Confidential Information** provided by this **Agreement**.

4. <u>Third Party Proprietary Information</u>.

Each **Party** agrees not to disclose to the other **Confidential** or **Proprietary Information** of **Third Parties**.

5. <u>Agreement Disclosure Limitations</u>.

No **Party shall** not disclose the existence of this **Agreement** or its terms to **Third Parties** without the written permission of the other **Party**, except as is necessary to enforce this **Agreement**, or as such **Party** deems necessary to comply with any legal requirement for disclosure. The **Parties** agree that such permission shall not be withheld unreasonably.

6. <u>Publicity</u>.

Neither **Party** shall publish or submit for publication in any form any document or press release, or make any public announcement or presentation that discloses information about the existence or terms of this **Agreement** or transactions thereof, without the other **Party**'s prior written consent but the **Parties** agree not to withhold consent unreasonably, <u>provided however</u> that nothing herein shall be construed to restrict **RMC** from making any disclosure it believes in good faith is proper for compliance with applicable laws and regulations, including those promulgated by or applicable to the Securities Exchange Commission.

7. <u>RMC's Intellectual Property</u>.

MIG acknowledges that **RMC**'s **Intellectual Property** and **Proprietary Tooling**, including any structure, organization, manufacturing methods and source code, contain or are valuable trade secrets of **RMC,** <u>provided however</u> **RMC**'s right and title to the **Proprietary Tooling** shall not be superior to the possessory interest of **MIG** until **RMC** has paid MIG the Pre-production funding as provided for in this **Agreement** and further **MIG** has completed twenty-four (24) months of production of the **Product**, unless the provisions of this **Agreement** relating to default and buyout result in termination of **MIG**'s obligations to produce earlier than twenty-four (24) months. Accordingly, other than in connection with the manufacturing and **MIG**'s rights and obligations under the terms of this **Agreement**, **MIG** agrees not to (a) modify, adapt, alter, translate, or create derivative works from **RMC**'s **Intellectual Property** and the **Proprietary Tooling**; (b) sublicense, lease, rent, loan, or otherwise transfer **RMC**'s **Intellectual Property** and **Proprietary Tooling** to any **Third Party**, (c) reverse engineer or disassemble **RMC**'s **Intellectual Property**; or (d) otherwise use or copy **RMC**'s **Intellectual Property** except as expressly allowed under the terms of this **Agreement**.

8. <u>Inventions</u>.

Inventions of either **Party** shall be owned exclusively by that **Party** subject to the other **Party**'s non-exclusive, royalty free license to such **Inventions** solely for the performance

of said **Party** under this **Agreement**. **Joint Inventions** shall be jointly owned by both **Parties** with each having an exclusive, royalty free license for any use otherwise permissible. Except as set forth specifically in this **Agreement**, nothing in this **Agreement** is intended to convey any rights to any **Intellectual Property** owned by either **Party** as of the **Effective Date** or developed before the term of the **Agreement**.

B. Other Provisions.

1. Product Branding.

Product may be **MIG** branded, but **RMC** shall have the right, with the advice of **MIG**, to determine the size and placement of the **MIG** branding.

2. Instructions and Use.

RMC shall provide training to **MIG** personnel on use and operation of **Product** and attendant safety measures as reasonably required and upon request of **MIG** made upon **Notice** to **RMC**, the costs of which shall be shared as the **Parties** may agree. **MIG** shall not use or enable or cause any other **Third Party** to use **Product** for any purpose other than for use for which **RMC** would have sold **Products**, provided however that nothing in this **Agreement** shall be construed to preclude **MIG** from selling to **Third Parties** any of its products, other than **Product** or from selling **Product** to **Third Parties** in connection with its rights and obligations as distributor under this **Agreement**.

4. Changes.

a. Notice of Change.

RMC may, upon advance **Notice** to **MIG**, submit engineering or other changes for incorporation into **Product**, at **RMC**'s expenses. In recognition of the value of early **Notice** that includes sufficient documentation of the change to support evaluation of the Engineering Change ("EC") impact, **MIG** shall, within a period not to exceed thirty (30) calendar days from receipt of EC **Notice** from **RMC**, evaluate the feasibility of the EC and send **RMC Notice** containing a complete response describing the potential impact of the EC upon (but not limited to) current on-hand or on-order inventory, work-in-progress, the delivery schedule, price, **Product**'s performance, and any other information with respect to the EC requested. **RMC** shall consider **MIG**'s response, and provide **MIG Notice** of actual EC through a change in scheduling agreement or purchase order for **Product** incorporating the change based upon a mutually agreed upon schedule.

b. Approval of Change.

MIG shall not make any changes to any **Component** (including manufacturing process), or to **Product;** specifications that may affect **Product**'s performance unless approved by **RMC** in writing beforehand, after **Notice** from **MIG**.

c. **Changes in Labels and Instructions**.

MIG shall provide **RMC**, before implementation, and after advance **Notice**, detailed information of all proposed changes in **Product**'s labels and instructions for use that affect sale or use of **Product**. All proposed changes to **Product**'s labels and instructions for use are subject to **RMC**'s review and approval, as rendered by **Notice**.

d. **Discontinuation of Product**.

Should **MIG** or any authorized supplier learn that a **Component** used in the manufacturing of **Product** is to be discontinued, **MIG** shall promptly give **Notice** to **RMC** of **Product** or **Component** to discontinued, the last date available for placement of orders, the effective date **Product** or **Component** shall be discontinued, and any last buy instructions or other applicable information necessary for **RMC** to make an informed decision regarding any end of life purchases for **Product**. Notwithstanding the above, no **Product** or **Component** shall be discontinued without a minimum three (3) months **Notice** to **RMC** in order to allow **RMC** the time to source replacement products and/or **Components**.

C. **Product Quality, etc**.

1. **Component Quality**.

MIG shall perform incoming quality control inspections on all **Components** and shall keep sufficient records such that the source and raw material specification of such **Components** may be readily determined. All records required under this section shall be maintained by **MIG** for a period of five (5) years and/or provided to **RMC** following termination of this **Agreement**.

2. **Process Records**.

MIG shall follow quality procedures as determined by applicable ISO standards for medical manufacturing during assembly of **Product** and maintain written records of all assembly and tests performed as determined by **RMC**'s quality systems procedures.

3. **Quality Control System Regulatory Compliance**.

MIG agrees to maintain a quality system that is in substantial compliance with current and applicable USA **FDA** Quality System Regulations, Canadian Medical Device Regulations, European Union Medical Devices Directives, ISO directives, Japan GQP (Good Quality Practices), **ANVISA** regulations and all other regulatory requirements.

4. **FDA observations**.

MIG agrees to give **Notice** to **RMC** of any **FDA** observations or other regulatory body of non-conformities that affect **RMC** and allow it to participate in the resolution of the citation.

5. **Change of Device**.

MIG agrees to give **Notice** to **RMC** of any potential changes to the device license or registration that could affect availability of **Product**.

6. **Notice of Regulatory Action**.

Each **Party** shall give **Notice** to the other of all regulatory actions, warnings, citations or other such incidents by any regulatory agency, including **FDA**, and of any pending or ongoing investigations or inspections that may involve the **Parties** or **Product** six (6) months prior to the **Effective Date**, and during the term of this **Agreement**.

7. **Hold of Product**.

MIG shall place **Product** on hold and give **Notice** to **RMC** within two (2) business days if any of events identified below in this section at (a)., (b). or (c). occur:

(a). Nonconformity of Certified Product.

if any **Product** fail to meet **RMC**'s quality requirements and has been either certified for shipment via Device History Records ("**DHR**") review and release (still held at **MIG**) or has already shipped;

(b). Undefined Quality issue.

if a finished **Unit** meets **RMC**'s quality requirements, but there is a quality issue not currently defined by **RMC**; or

(c). Form-Fit-or-Function.

if **MIG** is notified of an quality issue from whatever source that may affect the form-fit-or-function of finished **Product**.

8. **Product Certification**.

All **Product** provided by **MIG** under this **Agreement** shall be manufactured in accordance with the specifications and applicable quality system regulations, and **MIG** shall provide **RMC** written certification by **Certificate of Compliance** thereof as reasonably requested and in such form as is appropriate.

9. Subcontractor and Supplier Quality Management.

MIG shall be responsible for the output of its subcontractors and suppliers, shall exercise control over the quality of the output from its subcontractors or suppliers when applicable, and shall maintain its own quality management system recording the details of such control.

10. RMC Inspection Right.

RMC shall have the right to have its representatives present during normal business hours at the **MIG** production facilities for initial and periodic inspections of such facilities and the manufacturing procedures to monitor compliance with **Product** specifications and **RMC**'s quality assurance requirements and to inspect **MIG**'s inventory of **Product**, work-in-process, materials to be used for **Product**, production records and such other matters or records as may be necessary to proper quality assurance of **Product**. **MIG** agrees to give **RMC** a minimum of ten (10) business days advance **Notice** of any such inspection, when possible.

11. Supplier Corrective Action.

MIG shall use its best efforts promptly to take such action required to correct any deficiencies identified by **RMC** relating to the production of any **Product**.

12. Evidence of Supplier Regulatory Compliance.

MIG shall maintain all regulatory approvals it has for **Product** and keep **RMC** informed of the status of all applicable regulatory approvals. **MIG** shall provide **RMC**, upon request rendered by **Notice**, a true and complete copy of evidence certifying all regulatory approvals, the making of regulatory filings and communications for **Product** subject to reasonable redaction of **Proprietary Information**. **MIG** shall provide support, assistance and guidance to **RMC** with respect to **RMC**'s efforts to obtain other regulatory approvals **RMC** may need for **Product** or for **RMC**'s products into which **Product** is incorporated. **RMC** shall be responsible to pay for all regulatory compliance unrelated to manufacture, such as **cGMP**.

13. Cooperation for Regulatory Compliace.

Each **Party** agrees to share and provide to the other all information related to regulatory approvals for **Product** and without limitation agrees to maintain a reasonable record of all material **Complaints** it receives with respect to **Product**.

14. Complaint Handling Process.

Each **Party** shall, at minimum, do the following for **Complaints**:

(a).

Formulate and maintain a **Complaint** handling process;

(b).

Give detailed **Notice** to the other **Party** of any material **Complaint** received within thirty (30) days after the end of the calendar quarter when the event occurred;

(c).

Perform a complete investigation within sixty (60) days, in response to any **Complaint,** including a root cause analysis and formulate corrective action recommendations to address the issues raised by such **Complaint** and report to the other **Party** the outcome of the investigation;

(d).

If a **Complaint** is received by either **Party** and the information reasonably suggests that an **Adverse Event** may have been related to the application or use of **Product** or that: (i) an event resulted in death, (ii) the event resulted in a life-threatening illness or injury, (iii) the event resulted in a permanent impairment of body function or permanent damage to a body structure, (iv) the event required medical intervention to address permanent impairment of a body function (including a clinically significant increase in the duration of a surgical procedure), or (v) remedial action was needed to prevent an unreasonable risk of substantial harm to public health, each **Party** shall give **Notice** to the other **Party** of the **Complaint** within two (2) business days of receiving of the **Complaint** to allow the **Parties** time to comply with legal and regulatory requirements;

(e).

If either **Party** receives a **Complaint** involving **Product** malfunction (i.e. failed to meet performance specifications as intended), the recurrence of which would likely cause or contribute to an **Adverse Event** or otherwise to a death or serious injury, either **Party** shall give **Notice** thereof to the other **Party** within seven (7) calendar days of receiving the **Complaint** to allow the **Parties** time to comply with legal and regulatory requirements;

(f).

Each **Party**, with the least practicable delay, shall give **Notice** to the other **Party** within two (2) calendar days of becoming aware of any **Adverse Event** or safety-related issue with respect to **Product** and, with the least practicable delay, provide the other **Party** duplicates of advisory notices issued by regulatory authorities to enable both **Parties** to take action in accordance with regulatory requirements;

(g).

Upon reasonable request from **RMC**, **MIG** shall either send **RMC** a duplicate of the completed Device History Records or grant **RMC** access to the completed Device History Records;

(h).

MIG shall maintain as to all **Product** it manufactures, inspection and production batch records for at least five (5) years (and fifteen (15) years for finished goods suppliers shipping to Japan) from the date of the last batch or **Unit** of **Product** is manufactured; and

(i).

Upon request from either **Party**, the other **Party** shall provide the requesting **Party** a duplicate of all **Complaint** investigation reports related to **Product** manufactured by **MIG** or purchased by **RMC**.

15. Supplier Product Recall.

MIG shall have the exclusive right (subject to applicable law) to initiate voluntary **Product** recalls, and shall manage and be responsible (including bearing all costs and expense) for all **Product** recalls. Each **Party** shall give **Notice** to the other within forty-eight (48) hours if such **Party** apprehends a potential need for **Product** recall. In the event of any recall of any **Product** (whether voluntary, ordered by any governmental authority in any jurisdiction in which **RMC** or any of its distributors has sold any **Product**, or resulting from device notification or safety alert) due to design defect, workmanship or failure to manufacture in conformance with applicable documentation or regulatory standards, or due to any other defect or non-conformity in **Product** ("**MIG Recall**"), **MIG** shall (i) if requested by **RMC**, provide **RMC** with a credit or reimbursement, or (ii)) replace, refurbish or repair defective or non-conforming **Product**; and (ii) reimburse **RMC** for reasonable costs and expenses it incurred associated with (a) the initial shipments of the recalled **Product**, and (b) **Third Parties**' return of recalled **Product** and shipment of replacement **Product** to **Third Parties**. **MIG** shall promptly use reasonable efforts to correct problems or other conditions resulting in **MIG Recalls**. If any recall results solely from an act or omission of **RMC** or its agents, **RMC** shall reimburse **MIG** for its

reasonable out-of-pocket costs and expenses incident to such recall. A **Party**'s requested out-of pocket costs for reimbursement are subject to the other's review and approval.

16. Facility Licensing.

MIG shall maintain required manufacturing facility licenses as required by governmental regulations and to provide proof thereof to **RMC** upon reasonable request.

17. Supplier Inspection.

MIG shall ensure successful completion of all required manufacturing and inspection steps before delivering finished **Product**, shall create records that manufacturing methods, inspections and processes meet **Product** specifications and give written certification of such to **RMC**.

18. Subcontractors.

MIG shall give prior **Notice** to **RMC** of its intention to use subcontract manufacturer or supplier and obtain **RMC**'s prior written consent before using any subcontract manufacturers, but in no event shall **RMC**'s consent relieve **MIG** from responsibility for the output of its subcontractors and suppliers.

19. ISO Certification.

MIG shall maintain ISO current certification as is required and, at **RMC**'s request on **Notice** to **MIG**, provide copies of certification and copies at every renewal of such certification.

C. Representations, Warranties, Insurance, etc.

1. Supplier Product Warranties.

MIG warrants that all **Product** delivered to **RMC** hereunder shall: (a) conform strictly to the design specifications, drawings, process documents, samples or other descriptions provided, including all applicable governmental regulations, (b) conform strictly to the requirements of the relevant purchase order, and (c) be free from defects in material and workmanship. **MIG**'s warranty shall be in effect for a period of one (1) year from date of acceptance from **RMC** or until the label expiration date, or one use, whichever occurs first.

2. Defect Remediation.

If **Product** is found, after appropriate testing and inspection, to have any defect, patent or latent, **RMC** shall give **Notice** to **MIG** of such defect, and **MIG** shall, at **MIG**'s election and at no cost to **RMC,** either (a) repair or replace the defective **Product** or (b) arrange for

removal and replacement of the defective **Product**; provided however that if **Product** has been incorporated into a larger product assembly before discovery of defect, the **Parties** shall confer about how to perform repair or replacement most convenient for **RMC** that is not unduly burdensome to **MIG**, and proceed accordingly. **MIG** shall retain **Components** removed from **Product** for replacement. **Product**, including **Components**, furnished in warranty service shall be new and shall be of the same quality and subject to the same warranty as that replaced. In any case, the warranty period of any parts furnished under warranty service shall not exceed the warranty period of the original parts or ninety (90) days from the date of delivery of any repair, reconditioning, or replacement thereof, whichever is longer.

3. Warranty Exclusions.

The warranty set forth above excludes and does not apply to defects (a) caused, through no fault of **MIG**, or its subcontractors or suppliers, during shipment to or from **RMC**, (b) caused by modifications or alterations made to **Product** by **RMC** or a **Third Party** not approved by **MIG**, (c) caused by unauthorized repair or maintenance of **Product** by **RMC** or any **Third Party** not approved by **MIG**, (d) caused by the failure of **RMC** to comply with the return procedures specified herein, or (e) damaged by excessive current temperature, physical stress or other deviation from the applicable environmental specifications.

4. Warranty Procedures.

RMC shall, by **Notice**, request authorization from **MIG** before the return of defective **Product** for repair or replacement by **MIG** whereupon **MIG** shall by **Notice** provide the address to which such **Product** shall be returned, accompanied by the Return Material Authorization (RMA) tracer number.

5. Warranty Disclaimer.

THE EXPRESS WARRANTY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER GUARANTIES AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, NON-INFRINGEMENT. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED BY MIG.

6. Warranty of Authority.

Each **Party** represents and warrants having full right, power, and authority to enter into and perform under this **Agreement**, and that the performance of such obligations and duties does not and shall not conflict with or result in a breach of any other agreements of such **Party** or any judgment, order, or decree by which such **Party** is bound.

7. General Indemnification.

a. Indemnity by MIG.

To the extent allowable by law, **MIG** assumes all liability for, and agrees to indemnify, defend and hold harmless **RMC** and its successors, permitted assigns, agents and employees from and against, any and all liabilities, losses, damages, claims and expenses (including attorneys' fees, expert witness fees, and court costs) to the extent that they arise from **Third Party** claims, actions or demands including without limitation, claims arising in contract or tort (including negligence), strict liability or otherwise, in any way relating to or arising from (i) **MIG**'s breach of any of its representations or warranties or any other obligation hereunder, (ii) **MIG**'s negligence, willful or otherwise tortious misconduct, or (iii) infringement by **MIG**'s **Product** of a **Third Party** intellectual property right; provided that **MIG**'s indemnification obligations under this Section shall not apply to the extent that such claims arise from (a) **RMC**'s negligence, willful or other tortious misconduct or; (b) **RMC**'s breach of any of its obligations hereunder.

b. Indemnity by RMC.

To the extent allowable by law, **RMC** assumes all liability for and agrees to indemnify, defend and hold harmless **MIG** and its successors, permitted assigns, agents and employees from and against any and all liabilities, losses, damages, claims and expenses (including attorneys' fees, expert witness fees, and court costs) to the extent that they arise from **Third Party** claims, actions or demands including without limitation, claims arising in contract or tort, strict liability or otherwise in any way relating to or arising from (i) **RMC**'s breach of any of its representations or warranties or any other obligation hereunder or (ii) **RMC**'s negligence, willful or other tortious misconduct, provided that **RMC**'s indemnification obligations under this Section shall not apply to the extent that such claims arise from **MIG**'s negligence, willful or other tortious misconduct or breach of any of its obligations hereunder.

c. Notice.

An indemnified **Party** shall use reasonable efforts to give prompt **Notice** about the claim to the indemnifying **Party** as soon as the indemnifying **Party** learns of it. Nevertheless, an indemnified **Party**'s failure to provide **Notice** or delay in providing such **Notice** shall relieve the indemnifying **Party** of its obligations under this Section only if and to the extent that such delay or failure materially prejudices the indemnifying **Party's** ability to defend such claim. The indemnified **Party** shall have the right to participate in the defense of such claim with its own counsel and at its own expense. The indemnified **Party** shall cooperate in the defense of such claim with the indemnifying **Party** at indemnifying **Party**'s reasonable request and at the indemnifying **Party**'s expense. No settlement of a claim shall be binding on indemnified **Party** without the indemnified **Party**'s prior consent rendered by **Notice**, which shall not be unreasonably withheld or delayed.

8. **Insurance**.

a. **General Liability Insurance**.

MIG shall obtain and maintain in effect, with financially sound and reputable insurers, general liability insurance or indemnity policies that name **RMC**, or any of their authorized dealers or distributors, as an additional insured with respect to the manufacture, sale, and use of **Product**. Such insurance policies shall be in an amount and under such terms as the **Parties** shall agree upon before **MIG** commences production of **Product**.

b. **Product Liability Insurance**.

RMC shall obtain and maintain, with a financially sound and reputable insurer, product liability insurance, the policy or policies that name(s) **MIG** as an additional insured with respect to the manufacture, sale, and use of **Product**. Such insurance policies shall be in an amount and under such terms as the **Parties** shall agree upon before **MIG** commences production of **Product**.

c. **Evidence of Insurance**.

Each **Party** shall supply to the other copies of certificates of insurance or other generally accepted documents giving evidence of procurement of the insurance specifying coverage in the amounts and variety specified in this **Agreement** or otherwise agreed to by the **Parties**, including the naming of the other **Party** as an additional insured, if required.

9. **Product Liability Claims**.

Each **Party** shall give the other prompt **Notice** of any injury alleged to have occurred as a result of the use of **Product**, specifying the time, place and circumstances thereof and the names and addresses of the persons involved. Each **Party** shall also forward promptly to the other copies of all papers received in respect of any matter arising out of the alleged injury.

10. **Limitation of Liability**.

EXCEPT FOR THE BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY AND INDEMNITY PROVIDED FOR IN THIS AGREEMENT, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL DAMAGES, EXEMPLARY DAMAGES, PUNITIVE DAMAGES, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS), OR LOSS OF BUSINESS, RECORDS, DATA, USE, REVENUE, OR ANTICIPATED SAVINGS, OR OTHER ECONOMIC LOSS, WHETHER OR NOT THE PARTY OR ITS AFFILIATES WERE INFORMED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR

LOSS. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES; IN SUCH JURISDICTIONS, THE FOREGOING LIMITATION OF LIABILITY SHALL APPLY ONLY TO THE EXTENT PERMITTED BY LAW.

III. Agreement for Manufacture and Supply

A. Appointment of MIG as Manufacturer.

Subject to the terms and conditions of this **Agreement**, as of the **Effective Date**, **RMC** appoints **MIG** and **MIG** accepts **RMC**'s appointment to be and become a manufacturer and supplier of **Product** to **RMC**, to be sold to **RMC** at the **Supply Price**.

1. Appointment.

MIG shall develop, manufacture, produce and package **Product** for **RMC** and any new product later determined by the **Parties** to be added to this **Agreement**. All **Product** and new products shall be listed on subsequent written memoranda signed by the **Parties** expressly referring to this **Agreement**.

2. Licensing.

RMC hereby grants **MIG** for the term of this **Agreement** and only for the purposes of performing this **Agreement**, a non-exclusive (without the right to sub-license), royalty-free (except as to **MIG**'s obligations to **RMC** as distributor and as otherwise provided for in this **Agreement**) worldwide license under **RMC**'s **Intellectual Property** to manufacture promote, offer for sale, sell, import and export **Product**.

3. Third Party Intellectual Property.

MIG agrees not to use in manufacturing **Product** any methods, technology or intellectual property rights that are owned or controlled by any **Third Party**, unless **MIG** has the right, provides **RMC** advance **Notice** of such intended use, and **RMC** gives **Notice** of approval of such use. **MIG** shall provide **RMC** all additional terms or licenses required for use of such **Third Party**'s intellectual property for such approval, before acceptance of **Product** thereunder produced.

4. Funding.

(a). Pre-production Funding

As pre-production funding **RMC** will pay **MIG** the sum of $600,000.00 as follows:

(1)

RMC will pay **MIG** as its initial installment of the pre- production funding the sum of $50,000.00 no later than September 7, 2010.

(2)

RMC will pay **MIG** as its second installment of the pre-production funding the sum of $70,000.00 no later than September 17, 2010.

(3)

RMC will pay **MIG** the balance of the pre-production funding ($480,000.00) over six (6) months in equal payments of $80,000.00 each due on the first of the month commencing October 1, 2010 with the final payment to be paid by March 31, 2011. **RMC** shall have the right to pre-pay all or any part of pre-production funding with no penalty for early payment.

(4)

MIG shall not be obligated to commence production until it has received the entire $600,000.00 pre-production funding.

(5)

If **RMC** is past due for more than fifteen (15) days on any payment of pre-production funding, it is in default and subject to a one per cent (1%) monthly late charge. If **RMC** is past due for more than forty-five (45) days or more in making its payment to **MIG** for pre-production funding, **RMC** grants to **MIG** exercisable at **MIG**'s option with **Notice** to **RMC** an exclusive worldwide manufacturing and sale license for the 3mL fixed safety syringe. In that event, **MIG** will pay **RMC** a royalty as forth on **Schedule A** attached, per **Unit** sold thereunder.

(b). In-country Support Funding

As in-country support funding, **RMC** will pay **MIG** the sum of $5,000.00 per month commencing October 1, 2010 and continuing each month until **MIG** commences production of **Product**, but not to exceed a total of eight (8) months from October 1, 2010.

<u>6.</u> <u>Proprietary Tooling</u>.

a. Licensing.

RMC shall own all rights, title and interest in and to the **Proprietary Tooling** but **RMC** under this **Agreement** shall license the use of the **Proprietary Tooling** to **MIG**, solely for **MIG**'s performance of this **Agreement** and only for the term of the **Agreement**, with the understanding that such license expires and is revoked immediately upon termination of

this **Agreement**, provided however **RMC**'s right and title to the **Proprietary Tooling** shall not be superior to the possessory interest of **MIG** until **RMC** has paid **MIG** the Pre-production funding as provided for in this **Agreement** and further **MIG** has completed twenty-four (24) months of production of the **Product**, unless the provisions of this **Agreement** relating to default and buyout result in termination of **MIG**'s obligations to produce earlier than twenty-four (24) months. It is provided further that the **Proprietary Tooling** and the design, fabrication, operation and other activities related to the **Proprietary Tooling** shall be considered as the **Proprietary Information** of **RMC**.

b. Repair, Maintenance & Insurance.

MIG shall be responsible at its own expenses to maintain the **Proprietary Tooling** in good workable condition, ordinary wear and tear excepted. **MIG** shall at its own expense procure and maintain at replacement value, fire and other casualty insurance upon the **Proprietary Tooling** from the moment the risk of its loss shifts from the fabricators of the **Proprietary Tooling** to **RMC**, in an amount sufficient to have **Proprietary Tooling** replaced, under such terms and conditions as the **Parties** shall hereafter agree upon, but before shift of risk of loss to **RMC**. All policies of such insurance shall name **RMC** as an additional insured and **MIG** shall provide **RMC** verification thereof. Notwithstanding this requirement, **MIG** need not maintain or provide insurance for the **Proprietary Tooling** while **RMC** uses it in any manufacturing facility not owned by **MIG** pending **MIG**'s curing of deficiencies in manufacturing facilities as is provided for in this **Agreement**, and further, **MIG** need not maintain the condition of the **Proprietary Tooling** while **RMC** uses it in any manufacturing facility not owned by **MIG** pending **MIG**'s curing of deficiencies in manufacturing facilities as is provided for in this **Agreement**.

7. Patent Marking.

MIG shall mark all **Product** packages using **Licensed Patents** in accordance with 35 U.S.C. § 287 indicating the number of each issued patents included in the **Licensed Patents** and that **Product** has been made under a license from **RMC**. **MIG** shall provide a sample of each patent marking label to **RMC** for approval prior to production of **Product** to which it relates, where approval shall not be unreasonably withheld.

C. Compliance with Regulation(s).

In the performance of this **Agreement**, **MIG** shall, at its sole cost, at all times comply with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, and other requirements for the manufacturing of the **Product**, including those required by **cGMP**, **ANVISA**, **FDA**, the European Community, Japan and other governmental requirements applicable, provided however that, **RMC** shall be responsible to pay for all **FDA**, **ANVISA**, the European Community, Japan and other governmental requirements applicable approvals and maintenance thereof required for the **Product** including upgrades and modifications, unrelated to the manufacturing of the **Product**, and including procuring samples or exemplars required for compliance with regulatory requirements.

In the performance of this **Agreement**, **MIG** shall, at its sole cost, at all times comply with all applicable governmental laws and regulations for environmental protection, wages, hours, equal employment opportunity, nondiscrimination, health, safety, working conditions, export control regulations, customs laws, and transportation regulations.

If **RMC**'s assistance is required for **MIG**'s compliance, **MIG** shall promptly notify **RMC**. Upon **RMC**'s request, **MIG** shall provide **RMC** documentation and other appropriate evidence demonstrating **MIG**'s compliance with such government requirements. After reasonable **Notice** and under reasonable conditions, **RMC** shall have the right to inspect and duplicate **MIG**'s records regarding compliance.

D. Production Scheduling.

With respect to all **Product** manufactured and delivered by **MIG** to **RMC** as supplier under this **Agreement,** the **Parties** shall agree in advance on production schedules and, if applicable, extraordinary requirements or practices for quality assurance, packaging, labeling, warranty and post-warranty service. The relevant extraordinary requirements shall mean requirements or practices of specific customers about which **RMC** shall advise **MIG** well in advance or within a reasonable time period.

E. Purchase Orders.

All **Product** to be manufactured and supplied to **RMC** under this **Agreement** shall be ordered on written purchase orders ("**Purchase Orders**") subject to **MIG** acceptance. Before **RMC** places any **Purchase Orders** to **MIG**, the **Parties** shall engage in technical discussions with each other and reach agreement about the format for the **Purchase Orders** and the logistics of and schedule for manufacturing.

F. Product Ordered by RMC.

MIG agrees that all **Product** produced pursuant to **Purchase Orders** placed by **RMC** accepted by **MIG** shall be sold to **RMC** at the **Supply Price**.

G. Future Orders, Production and Forecasting.

1. Minimum Standing Order.

Commencing from the date that **MIG** has the capacity to commence regular production of the **Product**, **RMC** will place and **MIG** will fill orders of at least five million (5,000,000) **Units** per month, for five (5) years from the **Effective Date**. The **Parties** agree to consult with one another and that they may from time to time agree to modify the above amount as needed.

2. **Delivery.**

MIG agrees to begin delivery of **Product** under **this Agreement**, no later than eight (8) months from the **Effective Date**.

H. **Product Ordered by RMC.**

MIG agrees that all **Product** it produces pursuant to orders placed by **RMC** that were accepted by **MIG** shall be sold to **RMC** at the **Supply Price**.

I. **Pricing**.

1. **Supply Price of the Product**..

"**Supply Price**" means **Unit** price set forth on **Schedule A** attached, expressed in U.S. dollars, of the **Product** supplied by **MIG** to **RMC** hereunder, FOB Charleston, South Carolina. The **Parties** agree that pricing to **RMC** shall be adjusted up or down based on changes in currency rates that are more than 5% against the baseline rates as of this **Agreement**.

32 **Inclusion in Price.**

Supply Price of the **Product** purchased by **RMC** hereunder shall include, without limitation, the following: inspection of all **Components**, packing and crating, as required, pre-shipment testing, complete device history record paperwork to be maintained by **MIG** for regulatory compliance and regulatory labeling.

J. **Payment**.

RMC will make payment upon receipt of a valid and undisputed invoice. Payment for **Product** shall be as follows.

1. **RMC** shall pay **MIG** as deposit on the first of each month an amount equal to fifty per cent (50%) of the price of the order placed or, of fifty per cent (50%) of the price of the minimum guaranteed order of that month, whichever is greater.

2. **RMC** shall pay **MIG** on shipment of the **Product**, an amount equal to twenty-five per cent (25%) of the price of the order placed or twenty-five per cent (25%) of the price of the minimum guaranteed order of that month, whichever is greater.

3. **RMC** shall pay **MIG** on receipt of the **Product**, an amount equal to twenty-five per cent (25%) of the price of the order placed or twenty-five per cent (25%) of the price of the minimum guaranteed order of that month, whichever is greater.

K. **Delivery, shipping, and packaging**.

1. **Delivery Instructions**.

MIG shall deliver **Product** in accordance with **RMC**'s instructions as specified in each purchase order or scheduling agreement. Delivery shall be FCA **MIG**'s dock (Incoterms 2000). All **Product** supplied to **RMC** shall be shipped at **RMC**'s expense.

2. **Risk of Loss.**

Title and risk of loss shall pass to **RMC** upon shipment from **MIG**'s dock.

3. **Packing List**.

MIG shall provided a complete packing list to accompany all shipments of **Product**. The following information shall be included in each packing list: purchase order number, **RMC**'s part number and revision level, quantity, delivery date, and lot or serial number. This information shall also be entered on the packing list in human readable bar codes.

4. **Transportation Agents**.

If **MIG** uses transportation agents other than its own, **MIG** shall be fully responsible and liable to ensure these agents support on time delivery requirements in accordance with this **Agreement**.

5. **Approval of Packaging**.

RMC shall have the right to approve packaging and labeling but shall not withhold approval unreasonably.

6. **Special Transport and Storage**.

If special transportation and storage conditions are required for **Product**, **MIG** shall provide **RMC** with advance **Notice** of appropriate instructions.

7. **Audit Rights**.

In the event **RMC**'s account number shall be used for freight, **MIG** shall be subject to **RMC**'s conducting of freight invoice audits, upon reasonable advance **Notice** to **MIG**, and **MIG** shall reimburse **RMC** for charges unrelated to **RMC**'s shipping.

8. **Acceptance Testing**.

RMC shall have thirty (30) days from the date of delivery to perform acceptance testing of **Product** received from **MIG** and shall have the right to return to **MIG** for replacement any **Product** that fails acceptance testing. **RMC** agrees to comply with **MIG**'s reasonable

return material authorization ("RMA") procedures, including the procurement of RMA numbers applicable to each shipment of **Product** for return to **MIG**.

9. Time Essential.

Time is of the essence for **Product** ordered pursuant to this **Agreement** and delivery shall be strictly in accordance with the schedule set forth within the **Purchase Order**. **MIG** shall use its best efforts to minimize delay in timely compliance with requirements of this **Agreement**. If delivery of **Product** is be delayed for any reason, including delays caused by any **Force Majeure Condition**, **MIG** shall promptly give **Notice** to **RMC** of **MIG**'s plan to remedy or minimize delay, that shall include an a description of anticipated length of delay, the cause of delay, any measures proposed or taken to prevent or minimize delay, and the timetable for implementation of such measures. Should any delay continue for a period of more than eighteen (18) days, **RMC** shall be entitled, with **Notice** to **MIG**, to terminate this **Agreement** without further obligation under part I.A.2.b. of this **Agreement**, excluding payment for **Product** delivered by or in transit as of the date of termination and excluding further provisions that survive the termination of this **Agreement**.

IV. Defaults in Production, Placement of Orders and Payment

A. Default in Production

1. Failure to start production

If **MIG** is, before the expiration of eight (8) months of the **Effective Date**, unable or unwilling to fill **RMC**'s orders of **Product** in at least the minimum amount provided for in this **Agreement**, **RMC** shall have the right, upon **Notice** to **MIG**, and provided that **RMC** has paid **MIG** all pre-production and in-country support funding and is otherwise current on its payment obligations to **MIG**, to terminate **MIG**'s right to produce under this **Agreement**, make arrangements for substitute supply from whatever successor supplier(s) **RMC** deems appropriate, take possession from **MIG** of the **Proprietary Tooling** and other property of **RMC** and have such items so removed transferred as **RMC**'s deems appropriate. **MIG** will be responsible to pay for the transfer to the successor supplier(s) facility or facilities of the **Proprietary Tooling** and other property of **RMC**, and further **MIG** agrees to render assistance to facilitate the transition. **RMC** will pay **MIG** a post-transition royalty as forth on **Schedule A** attached, per **Unit** produced by the successor supplier(s), provided that **RMC**'s obligation to pay such royalty to **MIG** will terminate upon the production of more than sixty million (60,000,000) **Units** by the successor supplier(s).

\ **2. Late fulfillment of orders**

If **MIG** is more than forty-five (45) days later in filling accepted orders of **Product** more than once in a twelve month period, **RMC** shall have the right, upon **Notice** to **MIG**, and provided that **RMC** is current on its payment obligations to **MIG**, to terminate **MIG**'s right to produce under this **Agreement**, make arrangements to take over production from **MIG**'s production facilities for substitute supply or to make arrrangments from whatever

successor supplier(s) **RMC** deems appropriate, take possession from **MIG** of the **Proprietary Tooling** and other property of **RMC** and have such items so removed transferred as **RMC**'s deems appropriate. **MIG** will be responsible to pay for the transfer to the successor supplier(s) facility or facilities of the **Proprietary Tooling** and other property of **RMC**, and further **MIG** agrees to render assistance to facilitate the transition. **RMC** will pay **MIG** a post-transition royalty as forth on **Schedule A** attached, per **Unit** produced by the successor supplier(s), provided that **RMC**'s obligation to pay such royalty to **MIG** will terminate upon the production of more than sixty million (60,000,000) **Units** by the successor supplier(s).

B. Default in Minimum Orders

1. Insufficient order for one month

Subject to **MIG**'s compliance with the terms and conditions of this **Agreement**, including all related to manufacturing and supply, and subject to any limitations in this **Agreement**, if **RMC** does not place with **MIG** the minimum order for a single month, then in that event, **MIG** shall have the right to sell the **Product** but only in an amount of **Units** equal to the difference between the minimum monthly order required by this **Agreement** and the amount actually ordered for the month and subject to the further limitations set forth below. If **MIG** exercises the above right to sell the **Product**, **MIG** will pay or credit to **RMC** a royalty as forth on **Schedule A** attached, per **Unit** sold by **MIG**. Payment shall be made at the end of the month and a failure of **MIG** to make such payment to **RMC** within fifteen (15) days from the end the month shall be a default. **MIG** shall be responsible for late fees of one per cent (1%) per month for royalties due **RMC** until paid. **MIG** shall honor and ship all orders of **RMC** presented during this period. **MIG** has the option of accepting from **RMC** the sum as forth on **Schedule A** attached per **Unit** for each **Unit** not ordered beneath the guaranteed minimum.

MIG's payment or advise of credit shall be accompanied by a report setting forth the number of **Units** sold by **MIG** and the calculation of royalties or credit due. Nothing herein shall be interpreted as a grant by **RMC** to **MIG** of any rights of distribution except as set forth in the provisions herein relating to the failure of **RMC** to place the minimum amount of orders as specifically provided for in this **Agreement** and strictly subject to the limitations set forth herein.

2. Insufficient order for more than one month

Subject to **MIG**'s compliance with the terms and conditions of this **Agreement**, including all related to manufacturing and supply, and subject to any limitations in this **Agreement**, if **RMC** does not place with **MIG** the minimum order for two months out a rolling twelve (12) month period, then in that event, **MIG** shall have the right to sell the **Product** subject to the further limitations set forth below. If **MIG** exercises the above right to sell the **Product**, **MIG** will pay or credit to **RMC** a royalty as forth on **Schedule A** attached per **Unit** sold by **MIG**. Payment shall be made at the end of the month and a failure of **MIG** to make payment to **RMC** within fifteen (15) days from the end the month shall be a default. **MIG** shall be responsible for late fees of one per cent (1%) per month for

royalties due **RMC** until paid. **MIG**'s payment or advise of credit shall be accompanied by a report setting forth the number of **Units** sold by **MIG** and the calculation of royalties or credit due. Nothing herein shall be interpreted as a grant by **RMC** to **MIG** of any rights of distribution except as set forth in the provisions herein relating to the failure of **RMC** to place the minimum amount of orders as specifically provided for in this **Agreement** and strictly subject to the limitations set forth herein.

3. Extension of term of this Agreement

MIG may, at its option, and with **Notice** to **RMC**, extend the term of this **Agreement** by one month for each month that **RMC** does not place orders with **MIG** at at least the monthly minimum required under this **Agreement**.

4. Further terms governing MIG's sale of Product

(a). General terms of MIG's right of sale

Should **MIG** exercise a right to sell the **Product** as provided for in this **Agreement** upon failure of **RMC** to place the minimum agreed upon orders, it will (a) sell the **Product** directly to customers or (b) sell the **Product** to dealers for resale by such dealers, so long as such dealers are pre-approved by **RMC**. **MIG**'s exclusive source of the **Product** for distribution shall be its own production at its manufacturing facilities pursuant to this **Agreement**..

(b). Trademark License.

Subject to **MIG's** compliance with the terms and conditions of this **Agreement**, and only for the instances when **MIG** is entitled to sell the product, **RMC** grants to **MIG** a non-transferable license to use the trade names, trademarks, logos and designations in or associated with the **Product** (as specified in a separate memorandum to be supplied to **MIG** prior to production of the **Product** ("**Mark**")) during the term of this **Agreement**, solely in connection with **MIG**'s sale of the **Product**. Any such use of a **Mark** by **MIG** must correctly attribute ownership of such **Mark** to **RMC** and must be in accordance with applicable law and **RMC**'s then-current trademark usage guidelines. **MIG** will not remove or obscure any **Mark** on or in the **Product**, and will not attach additional trademarks, logos or trade designations on or to the **Product. MIG** acknowledges and agrees that **RMC** owns the **Mark** and that any and all goodwill and other proprietary rights that are created by or that result from **MIG**'s use of a **Mark** hereunder inure solely to the benefit of **RMC**. **MIG** will at no time contest or aid in contesting the validity of ownership of any **Mark** or take any action in derogation of **RMC**'s rights herein, including, without limitation, selling any product or applying to register any trademark, trade name or other designation that is confusingly similar to any **Mark**.

(c). License Restrictions.

MIG may not under any circumstances, market the **Product** under any other mark, and may not modify the **Mark** in any manner. All rights not expressly granted hereunder are

reserved to **RMC**. The **Proprietary Information**, processes, know-how, and related material proprietary to **RMC** necessary to manufacture the **Product** and all **Intellectual Property** therein are and will remain the sole and exclusive property of **RMC**. **MIG** shall have no right to sublicense the rights set forth herein.

(d). Audit.

In addition to and not to limit other record keeping requirements set forth in this **Agreement**, **MIG** shall maintain, for five (5) years from the calendar year in question, adequate records concerning **MIG**'s sale of the **Product**, indicating number of **Units** distributed, for **RMC** to verify accurate calculation of royalties and/or commissions. **MIG** agrees that **RMC** may, directly or through its auditors or advisors, inspect, review and obtain duplicates of such records from **MIG** upon **Notice** and subject to the confidentiality provisions of this **Agreement** reasonably satisfactory to **MIG** for the purposes of confirming that the royalties and commissions hereunder were accurately calculated. If an audit shows underpayment of royalties or commissions, **MIG** shall immediately pay the amount due. A failure to pay the amount due **RMC** within fifteen days of the report of the audit shall be considered a default. **MIG** shall be responsible for late fees of one per cent (1%) per month for royalties due **RMC** until paid.

C. Defaults in Payments

In the event that **RMC** is more than fifteen 15 days late in its pre-production payment obligations or in its minimum guaranteed payments, **RMC** is considered in default of this **Agreement**. **RMC** shall be responsible for late fees of one per cent (1%) per month until paid.

V. Stock Option(s)

As further consideration for the entry into this **Agreement**, and not as an independent offer, the **Parties** agree as that upon the signing of this **Agreement**, **RMC** grants Rich Theriault or his designee the following stock options:

A. Warrants for the purchase of two hundred fifty thousand (250,000) shares of **RMC**'s common stock at the per share purchase price of $.75 USD, exercisable no later than December 31, 2011.

B. Warrants for the purchase of two hundred fifty thousand (250,000) shares of **RMC**'s common stock at the per share purchase price of $1.25 USD, exercisable no later than December 31, 2011.

C. Warrants for the purchase of two hundred fifty thousand (250,000) shares of **RMC**'s common stock at the per share purchase price of $2.50 USD, exercisable no later than December 31, 2012.

D. Warrants for the purchase of two hundred fifty thousand (250,000) shares of **RMC**'s common stock at the per share purchase price of $5.00 USD, exercisable no later than December 31, 20112.

VI. Waiver of Conflict of Interest

RMC agrees to waive any actual or potential conflict of interest existing between, on the one hand Rich Theriault, Strategic Product Development and **MIG**, and **RMC**, on the other, provided that the facts and circumstances of such conflict has been disclosed to **RMC**.

VII. Contract Buyout

RMC shall have the right, upon **Notice** to **MIG**, and provided that **RMC** is current on its payment obligations to **MIG**, to terminate **MIG**'s rights to supply, produce and sell **Product** under this **Agreement** as follows:

A. Termination before production

RMC may terminate **MIG**'s rights to supply, produce and sell **Product** under this **Agreement** prior to production by paying in lump sum to **MIG**, if full production planned is two million five hundred thousand **Units** per month, the sum of three million six hundred thousand dollars ($3,600,000.00); or full production planned is five million five **Units** per month, the sum of five million four hundred thousand dollars ($5,400,000.00).

B. Termination after shipment of first article production

1. **RMC** may terminate **MIG**'s rights to supply, produce and sell **Product** under this **Agreement** after shipment of first article production by paying **MIG** as follows, if monthly production is two million five hundred thousand (2,500,000) **Units**:

(a). five million four hundred thousand dollars ($5,400,000.00) if the right is exercised within six (1) months of the start of the first year of production;

(b). four million four hundred thousand dollars ($4,400,000.00) if the right is exercised within six (1) months of the start of the second year of production;

(c). three million four hundred thousand dollars ($3,400,000.00) if the right is exercised within six (1) months of the start of the third year of production;

(d). two million four hundred thousand dollars ($2,400,000.00) if the right is exercised within six (1) months of the start of the fourth year of production; or

(e). one million four hundred thousand dollars ($1,400,000.00) if the right is exercised within six (1) months of the start of the fifth year of production.

2. **RMC** may terminate **MIG**'s rights to supply, produce and sell **Product** under this **Agreement** after shipment of first article production by paying in lump sum to **MIG** as follows, if monthly production is five million (5,000,000) **Units**:

(a). seven million one hundred thousand dollars ($7,100,000.00) if the right is exercised within six (1) months of the start of the first year of production;

(b). five million seven hundred thousand dollars ($5,700,000.00) if the right is exercised within six (1) months of the start of the second year of production;

(c). four million four hundred thousand dollars ($4,400,000.00) if the right is exercised within six (1) months of the start of the third year of production;

(d). three million one hundred thousand dollars ($3,100,000.00) if the right is exercised within six (1) months of the start of the fourth year of production; or

(e). one million eight hundred thousand dollars ($1,800,000.00) if the right is exercised within six (1) months of the start of the fifth year of production.

C. Return of Proprietary Tooling

Upon **RMC**'s completion of its payment obligation to **MIG** in connection with the exercise of the right to terminate **MIG**'s rights to supply, produce and sell **Product** by lump sum payment under this **Agreement, MIG** will promptly return to **RMC** the **Proprietary Tooling** molds to **RMC** and, at **RMC**'s expense, ship such **Proprietary Tooling** to a destination specified by **RMC**, provided that **RMC** may permit the **Proprietary Tooling** to remain at **MIG**'s' facilities for continued production of **Product,** under such terms as the **Parties** may agree.

VIII. Self Help Pending Dispute Resolution

In the event that there is a dispute between the **Parties** that remains unresolved for thirty (30) days that results in non-production of **Product**. **MIG** may, upon **Notice** to **RMC**, at its option produce and sell **Product** until the dispute is resolved (“**the self help period**”). If **MIG** exercises the above right to sell the **Product** during the (“**the self help period**”) **MIG** will pay or credit to **RMC** a royalty as forth on **Schedule A**, attached per **Unit** sold by **MIG**. Payment shall be made at the end of the month and a failure of **MIG** to remit such payment to **RMC** within fifteen (15) days from the end the month shall be a default.

MIG shall be responsible for late fees of one per cent (1%) per month for royalties due **RMC** until paid. **MIG** will honor and ship all **RMC**'s orders during this self help period and the term of this Agreement shall be extended by the time the disputed matter is unresolved. Should **MIG** exercise a right to sell the **Product** in **the self hep period** as provided for in this **Agreement**, the same terms apply with respect to its sale activities as are set forth above respecting **MIG**'s right to sell **Product** for default in placement of orders.

Revolutions Medical Corporation

_______________________ /s/ Rondald Wheet _______________________ By:

Witness

Rondald Wheet
Its: Chief Executive Officer

Medical Investment Group, Inc.

_______________________ /s/ Rich Theriault _______________________

Witness

By: Rich Theriault
Its: Chief Executive Officer